Exhibit 4(i)



         CERTIFICATE OF DESIGNATION, PREFERENCES
              AND RIGHTS OF SERIES B JUNIOR
              PARTICIPATING PREFERRED STOCK
                           OF
                ORION CAPITAL CORPORATION


 Pursuant to Section 151 of the General Corporation Law
                of the State of Delaware


          I, Michael P. Maloney, Vice President, General
Counsel and Secretary of Orion Capital Corporation, a corporation organized and existing under the General
Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY
CERTIFY:

          That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the said Corporation, the said Board of Directors on September 11, 1996, adopted the following resolution creating a series of 1,000,000 shares of Pre-ferred Stock designated as Series B Junior Participating
Preferred Stock:

          RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accor-dance with the provisions of its Restated Certificate of Incorporation, a series of Preferred Stock of the Corpo-ration be and it hereby is created, and that the designa-tion and amount thereof and the voting powers, preferenc-es and relative, participating, optional and other spe-cial rights of the shares of such series, and the quali-fications, limitations or restrictions thereof are as follows:

          Section 1.  Designation and Amount.  The shares
of such series shall be designated as "Series B Junior
Participating Preferred Stock" and the number of shares constituting such series shall be 1,000,000.

          Section 2.  Dividends and Distributions.

          (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred
Stock ranking prior and superior to the shares of Series
B Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series B Junior Par-ticipating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly divi-dends payable in cash on the first business day of Janu-ary, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment
Date"), commencing on the first Quarterly Dividend Pay-ment Date after the first issuance of a share or fraction of a share of Series B Junior Participating Preferred
Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 200 times the aggregate per share amount of all cash divi-dends, and 200 times the aggregate per share amount
(payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $1.00 per share, of the Corporation (the "Common Stock") since the immedi-ately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Junior Participating Preferred Stock.
In the event the Corporation shall at any time after September 11, 1996 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common
Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Junior
Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) The Corporation shall declare a dividend or distribution on the Series B Junior Participating
Preferred Stock as provided in Paragraph (A) above im-mediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common
Stock during the period between any Quarterly Dividend
Payment Date and the next subsequent Quarterly Dividend
Payment Date, a dividend of $1.00 per share on the Series
B Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment
Date.

          (C)  Dividends shall begin to accrue and be
cumulative on outstanding shares of Series B Junior
Participating Preferred Stock from the Quarterly Dividend
Payment Date next preceding the date of issue of such shares of Series B Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment
Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment
Date or is a date after the record date for the determi-nation of holders of shares of Series B Junior Partici-pating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend
Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B
Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

          Section 3.  Voting Rights.  The holders of
shares of Series B Junior Participating Preferred Stock shall have the following voting rights:

          (A)  Subject to the provision for adjustment
hereinafter set forth, each share of Series B Junior
Participating Preferred Stock shall entitle the holder thereof to 200 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declara-tion Date (i) declare any dividend on Common Stock pay-able in shares of Common Stock, (ii) subdivide the out-standing Common Stock, or (iii) combine the outstanding
Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Junior Participating Pre-ferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein or by law, the holders of shares of Series B Junior Participat-ing Preferred Stock and the holders of shares of Common
Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

               (C)(i)  If at any time dividends on
     any Series B Junior Participating Preferred
     Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occur-rence of such contingency shall mark the begin-ning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series B Junior Participating Preferred
     Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock
     (including holders of the Series B Junior Par-ticipating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespec-tive of series, shall have the right to elect two (2) Directors.

               (ii)  During any default period, such
     voting right of the holders of Series B Junior
     Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right shall not be exercised unless the holders of ten percent
     (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such vot-ing right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacan-cies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such peri-od, the number of Directors shall not be in-creased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securi-ties ranking senior to or pari passu with the Series B Junior Participating Preferred Stock.

               (iii)  Unless the holders of Pre-
     ferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders own-ing in the aggregate not less than ten percent
     (10%) of the total number of shares of Pre-ferred Stock outstanding, irrespective of se-ries, may request, the calling of special meet-ing of the holders of Preferred Stock, which meeting shall thereupon be called by the Presi-dent, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred
     Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each hold-er of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corpo-ration. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meet-ing may be called on similar notice by any stockholder or stockholders owning in the ag-gregate not less than ten percent (10%) of the total number of shares of Preferred Stock out-standing. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meet-ing shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

               (iv)  In any default period, the
     holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Pre-ferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Di-rectors so elected by the holders of Preferred
     Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph
     (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors thereto-fore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this Paragraph (C) to Directors elected by the hold-ers of a particular class of stock shall in-clude Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

               (v)  Immediately upon the expiration
     of a default period, (x) the right of the hold-ers of Preferred Stock as a class to elect
     Directors shall cease, (y) the term of any Directors elected by the holders of Preferred
     Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorpo-ration or by-laws irrespective of any increase made pursuant to the provisions of Paragraph
     (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provi-sions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

          (D)  Except as set forth herein, holders of
Series B Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          Section 4.  Certain Restrictions.

          (A)  Whenever quarterly dividends or other
dividends or distributions payable on the Series B Junior
Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not de-clared, on shares of Series B Junior Participating Pre-ferred Stock outstanding shall have been paid in full, the Corporation shall not

                    (i)  declare or pay dividends
     on, make any other distributions on, or redeem or purchase or otherwise acquire for consider-ation any shares of stock ranking junior (ei-ther as to dividends or upon liquidation, dis-solution or winding up) to the Series B Junior
     Participating Preferred Stock;

                    (ii)  declare or pay dividends
     on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Partic-ipating Preferred Stock, except dividends paid ratably on the Series B Junior Participating
     Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                    (iii)  redeem or purchase or
     otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Partici-pating Preferred Stock, provided that the Cor-poration may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Junior Participat-ing Preferred Stock; or

                    (iv)  purchase or otherwise ac-
     quire for consideration any shares of Series B
     Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series B Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Direc-tors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B)  The Corporation shall not permit any
subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph
(A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5.  Reacquired Shares.  Any shares of
Series B Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          Section 6.  Liquidation, Dissolution or Winding
Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B
Junior Participating Preferred Stock unless, prior there-to, the holders of shares of Series B Junior Participat-ing Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series B Liquidation Prefer-ence"). Following the payment of the full amount of the Series B Liquidation Preference, no additional distribu-tions shall be made to the holders of shares of Series B
Junior Participating Preferred Stock unless, prior there-to, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series
B Liquidation Preference by (ii) 200 (as appropriately adjusted as set forth in subparagraph (C) below to re-flect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Follow-ing the payment of the full amount of the Series B Liqui-dation Preference and the Common Adjustment in respect of all outstanding shares of Series B Junior Participating
Preferred Stock and Common Stock, respectively, holders of Series B Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common
Stock, on a per share basis, respectively.

          (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series B Junior
Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquida-tion preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common
Stock.

          (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common
Stock, (ii) subdivide the outstanding Common Stock, or
(iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment
Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 7.  Consolidation, Merger, etc.  In
case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other proper-ty, then in any such case the shares of Series B Junior
Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share
(subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights
Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstand-ing Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common
Stock outstanding immediately after such event and the denominator of which is the number of shares of Common
Stock that were outstanding immediately prior to such event.

          Section 8.  No Redemption.  The shares of
Series B Junior Participating Preferred Stock shall not be redeemable.

          Section 9.   Ranking.  The Series B Junior
Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of such series shall provide otherwise.

          Section 10.  Amendment.  The Restated Certifi-
cate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series B Junior Participating Preferred Stock, voting separately as a class.

          Section 11.  Fractional Shares.  Series B
Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Junior Participating Preferred
Stock.
          IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 17th day of September, 1996.



                              /s/ Michael P. Maloney
                              Michael P. Maloney
                              Vice President